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                                                              SEMCO Energy, Inc.
                                           Audit Committee Approved -- 2/19/2003
                                                     Board Approved -- 2/20/2003

                                                                    EXHIBIT 99.2

                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

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                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

                                TABLE OF CONTENTS

1.       General Statement

2.       Conflicts of Interest

3.       Payments to Government Officials or Employees

4.       Anti-Boycott Laws

5.       Foreign Transactions and Payments

6.       Employment Policies

7.       Antitrust Compliance

8.       Environmental Compliance

9.       Confidential Information

10.      Compliance with the Securities Laws

11.      Campaign Contributions

12.      Use of Computer Software and Copyright Laws

13.      Corporate Governance, Audit Committee

14.      Monitoring Compliance

Appendix A. Antitrust Policy

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                               SEMCO ENERGY, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics applies to SEMCO Energy, Inc., its divisions and subsidiaries ("SEMCO" or "Company"), and its directors, officers, employees, affiliates, agents, consultants, advisors and representatives ("Company representatives").

1.       GENERAL STATEMENT

This Code reflects the strong commitment of SEMCO to the highest standards of legal and ethical conduct in its business practices. All Company representatives are expected to adhere to the highest personal and professional standards in their dealings with customers, employees, shareholders, the public, and public officials. Company representatives shall comply with the letter and spirit of all applicable laws and regulations and the highest standards of business, professional and personal ethics. Employees and representatives shall exercise proper and reasonable care in the use, protection and conservation of SEMCO's assets. Company employees are responsible for compliance with specific policies and procedures such as the Standard Operating Procedures and other Company operating and administrative policies.

It is not possible for a Code such as this to address all situations that may confront Company representatives. The following policies establish minimum standards and guidelines that shall be observed by all Company representatives. In certain cases, regional, state or local laws may vary somewhat from the policies set forth in this Code. In all cases, any federal, state, or local law that sets forth a requirement or standard of conduct, which is higher or more restrictive than any standard stated in this Code, must be observed.

Although some employees may not believe portions of this Code are applicable to their position, it is important that all employees are aware of this Code and these business policies. Compliance is enhanced by observation and participation in the process.

2.       CONFLICTS OF INTEREST

A.       General Guidelines

Employees should avoid conflict-of-interest situations and report any such situation immediately to the appropriate Compliance Officer listed at the end of this Code for their respective company, division, or subsidiary. Whenever possible, even the appearance of a conflict of interest should be avoided.

Conflicts of interest may exist whenever an employee enters into a transaction or activity that:

-    Involves a matter directly or indirectly adverse to SEMCO's interests;

- Might affect or appear to affect the employee's judgment or decisions on behalf of SEMCO; or

-    Might cause criticism of SEMCO.

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B.       Prohibited Activities

Employees shall not knowingly:

- Begin or maintain a relationship that involves compensation (including financial or non-financial benefits to the employee) with a company that is in direct competition with SEMCO or with a company that is likely to purchase an interest in any company that is in direct competition with SEMCO. An employee may, however, purchase securities in a competing public company that represent less than 1% of any class of securities of that public company.

- Accept compensation from a company or its representatives for arranging business between that company and SEMCO.

- Maintain any outside employment that interferes with the employee's performance of his or her duties to SEMCO. Officers of the company may not engage in any outside employment other than work as a volunteer for charitable or community organizations.

C.       Activities Requiring Prior Approval

The following activities may involve potential conflicts of interest and require the prior written approval of a corporate officer:

- Receiving compensation from a company doing business with SEMCO or likely to do business with SEMCO.

- Acquiring or maintaining an interest that is not otherwise prohibited by this Code in a company which does business with SEMCO or is likely to. This includes representing SEMCO in dealing with a company when the employee or a member of his or her immediate family had an interest in SEMCO within the past 12 months. Exceptions:

     -    Investments in mutual funds do not need to be reported.

     - Employees need not report any interest in a public company that represents less than 1% of any class of securities of that public company.

     - Participation as a co-operative member in any electric utility or the receipt of any utility service as a customer.

-    Use of Company property for personal benefit.

- Participation in any vendor-sponsored, out-of-town entertainment. Such approval shall only be given when it is clear that 1) the entertainment contemplated is reasonable to the extent of and in accordance with generally accepted industry practice; 2) other industry companies are being entertained at the particular vendor-sponsored event; and 3) the entertainment is not excessive.

D.       Activities Not Requiring Prior Approval

-    Appropriate business entertainment: Prior approval is not required to:

     - Permit the host or another person present at a business meeting or discussion to provide lunch, dinner or beverages;

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     -    Attend a recreational or social outing provided by the host either preceding or following a business meeting or discussion (provided that such outing is not in a different state or province as the business meeting or discussion);

     - Accept or participate in a type of entertainment or event with a person or group similar to the type of entertainment or event that SEMCO has furnished that person or group for business reasons and in the best interest of SEMCO; or

     - Accept or participate in entertainment such as local sporting or arts events.

- Gifts to individuals representing entities with which SEMCO has a business relationship or gifts received by employees are permitted to the following extent:

     -    Gifts are of nominal value and could include:

               (a)  Candy, beverages and fruit;

               (b)  Flowers given on traditional occasions;

               (c)  Souvenirs given at Company functions; and

               (d) Gifts of value that are usually given to employees upon promotions, transfers, or retirement, or under a Company award program.

     - Gifts shall be identified on SEMCO's records and accurately reflected for tax and other purposes; and

     - Specific prior approval of a SEMCO Compliance Officer or corporate officer shall be obtained when any gift (other than for sporting or arts events) is to be given with a value in excess of $100, and in no event may the value of any gift exceed $1,000.

These limitations shall not apply to gifts made openly and in public presentations, the nature of which indicates that the gift is being made to an individual acting upon behalf of SEMCO.

Gifts when made or received must be legal, in accordance with generally acceptable business practices with the governing jurisdictions, consistent with good business practices, of a nature which could not be construed as a business inducement and public disclosure of which would not embarrass SEMCO.

3.       PAYMENTS TO GOVERNMENT OFFICIALS OR EMPLOYEES

None of SEMCO's assets shall be paid, loaned or transferred, directly or indirectly, to any government official or employee, or any entity in which such an official or employee is known to have an interest unless approved by a SEMCO Compliance Officer or corporate officer.

A.       Retention as Attorneys or Consultants

- No government official or employee shall be retained by SEMCO to perform any services within the scope of his or her official duties or the duties of the governmental body of which he or she is an official or employee.

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-    No government official or employee shall be retained as an attorney or consultant by SEMCO except under written contract specifying the nature and scope of services to be rendered, approved by a SEMCO Compliance Officer or corporate officer.

B.       Social Amenities, Gifts and Entertainment

SEMCO's relations with government officials and employees shall be conducted under the same standards and practices applicable to other business relationships. However, social amenities, gifts or entertainment of certain government officials may be limited and/or require reporting under state and federal law. For example, some government officials may be precluded from being entertained at SEMCO's expense or such entertainment may be required to be reported to a federal or state agency. Any Company employee, who in his/her capacity as an employee might be in a situation where he or she may provide a social amenity, gift or entertainment to a government official, should first contact the appropriate Compliance Officer or corporate officer to determine whether such amenity, gift or entertainment is appropriate or might require reporting.

4.       ANTI-BOYCOTT LAWS

SEMCO does not allow its employees in their capacity as employees of SEMCO, to engage in, further or support a restrictive trade practice or boycott imposed by any foreign country against a country friendly to the United States, such as refusing to do business with or in a boycotted country, with any business concern organized under the laws of a boycotted country or with any national or resident of a boycotted country. Further, it is contrary to Company policy for it or its employees to agree to participate in or cooperate with a foreign economic boycott that is not sanctioned by the United States. SEMCO and its employees, in their capacity as employees of SEMCO, may not agree to:

- Refrain from doing business with or in a boycotted country or with its companies or nationals;

- Refrain from doing business with any American individual or company engaged in trade with or in a boycotted country or with its companies or nationals;

- Refrain from doing business with a company whose ownership or management is composed (in whole or in part) of individuals of a particular race, nationality or religion;

- Refrain from employing such individuals of a particular nationality, race or religion;

- Furnish information that may be used for boycott purposes, such as information about business relationships with boycotted countries or firms or information about the race, religion, sex or nationality of a person;

- Refrain from shipping or insuring a product on a carrier owned, leased or operated by a person who does not cooperate with or participate in an international boycott; or

- Comply with the laws of a country that participates in a boycott against a country friendly to the United States.

Employees, in their capacity as employees of SEMCO, receiving a request to further or support a boycott, to furnish boycott-related information or to agree to participate in or cooperate with an international boycott should report the occurrence to the appropriate Compliance Officer or corporate officer and consult with him/her before taking any further action. (The anti-boycott laws impose reporting

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requirements when a boycott-related request is received by SEMCO.) Should any questions arise on reporting requirements, please contact the appropriate Compliance Officer or corporate officer.

5.       FOREIGN TRANSACTIONS AND PAYMENTS

A.       Foreign Contributions

Company policy prohibits contributions to foreign political parties or candidates for foreign political office for the purpose of influencing their actions to secure, retain or direct business for SEMCO. Company policy also prohibits any use of Company assets for the benefit of any foreign government official, political party or candidate for political office.

B.       Foreign Corrupt Practices Act

SEMCO does not allow any employee or representative acting on its behalf to pay anything of value to any foreign government official to influence any official action in securing, retaining or directing company business. Each employee should consult with the appropriate Compliance Officer or corporate officer before concluding any company transaction that even appears to involve a foreign payment. Consequently, all employees must follow the following summary guidelines:

- All accounts established and maintained by SEMCO abroad shall be identified on SEMCO's books and records. All cash payments received by SEMCO abroad shall be promptly recorded on SEMCO's books of account and deposited in an account maintained with a bank or other approved institution.

- Each payment by SEMCO for goods or services (including the payment of fees to lawyers or other representatives) outside the United States shall be supported by documentation reflecting the purpose and nature of the payment.

- Other than with the prior consent of the appropriate Compliance Officer or corporate officer, no payment shall be made to an account maintained by a person in a country other than that in which the person resides, maintains a place of business, or has rendered the services for which the payment is made.

U.S. citizens employed by SEMCO abroad shall comply with all applicable tax and currency control laws of their place of principal employment and will not be paid any portion of their salary other than in their country of residence without the written approval of the appropriate Compliance Officer or corporate officer.

6.       EMPLOYMENT POLICIES

SEMCO requires compliance with all applicable employment laws and regulations, including those prohibiting discrimination and sexual harassment and those fostering a commitment to the health and safety of all employees, including without limitation, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964 and 1991, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Occupational Safety and Health Act, the Whistleblower Protection Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income

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Security Act, and comparable and applicable state statutes. The following includes topics that may be described in greater detail in other specific administrative policies, including employee handbooks, within each division or subsidiary:

A.       Discrimination and Equal Employment Opportunity

All personnel actions and Company sponsored programs will be administered without regard to race, color, religion, sex, age, national origin, disability, height, weight or veteran's status or other protected status as may be established by federal, state, or local law. Discrimination based on any of these factors will not be tolerated.

B.       Harassment and Discrimination

SEMCO will not tolerate either sexual harassment or discrimination against any of its employees because of their protected status. SEMCO prohibits:

-    Unwelcome sexual advances (either verbal or physical);

- Requests for sexual favors and other verbal or physical conduct of a sexual nature where: (1) submission to the conduct is made either an explicit or implicit condition of employment, promotion or economic or professional advancement; (2) submission to or rejection of the conduct is used as the basis for any decision affecting the harassed employee; or (3) the inappropriate conduct interferes with an employee's work performance or creates an intimidating, hostile or offensive work environment;

- Offensive comments, jokes, innuendoes and other sexually oriented statements or behavior; and

-    Employment decisions based on an individual's protected status.

C.       Safety and Health

Safe work practices and procedures are essential to the continued well being of all employees, and to the maintenance of a healthy work environment as well as for the protection of the public. All work activities should be conducted in accordance with Company safety and operating manuals, directives, and standard operating procedures. Employees are required to wear SEMCO approved personal protective equipment when performing any task that may expose them to physical or chemical hazards. In addition, all Company motor vehicles must be operated in a safe manner by authorized employees. Seat belts must be worn at all times by all occupants of Company vehicles that are equipped with seat belts. Questions regarding safety practices should be addressed to supervisory, manager, or safety administrative staff.

D.       Drug and Alcohol Abuse

Employee health and safety are of utmost concern to SEMCO. It is the policy of SEMCO to provide a work environment that is free from the use, possession, sale or distribution of illegal drugs, or the improper or abusive use of alcohol, prescription drugs, or over-the-counter- drugs. Employees are required to comply with the drug and alcohol policy established for their respective division or subsidiary.

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7.       ANTITRUST COMPLIANCE

The United States antitrust laws are designed to promote competition and to preserve the free enterprise system. Because the antitrust laws can provide for civil and criminal penalties against a corporation and its employees who violate the law, it is imperative that each employee responsible for transacting Company business comply with the antitrust laws. The following is a quick reference to assist in recognizing and avoiding potential antitrust problems:

         1.       Don't ever discuss prices with competitors.

         2. Don't agree with competitors to restrict or increase levels of service.

         3. Don't divide customers, markets or territories with competitors.

         4. Don't require a customer to buy services only from SEMCO without consulting the Company's legal counsel.

         5. Don't agree with competitors to boycott suppliers or customers.

         6. Don't offer a customer prices or terms more favorable than those offered competing customers unless justified by cost savings, the need to meet competition or changed market conditions.

         7. Don't use one product or service as leverage to force or induce a customer to purchase another product or service.

         8. Don't forget that the federal antitrust laws apply to activities engaged in overseas if they affect United States commerce.

         9. Don't prepare documents or make presentations without considering the antitrust implications.

         10. Don't cover up any wrongdoing, but report it promptly to Company legal counsel.

         11.      Do not engage in reciprocal dealing.

         12.      Compete vigorously, but fairly. Do not disparage competitors.

In addition to the above matters, certain other activities might raise antitrust concerns, including the creation of joint ventures and partnerships with competitors, the acquisition of the stock or assets of a company or the termination of certain long-time business relationships.

Included with this Code as an Appendix is the Company's Antitrust Policy, which provides additional guidance.

Any questions as to whether a proposed course of action would violate the U.S. antitrust laws must be referred to the appropriate Compliance Officer or corporate officer and General Counsel.

8.       ENVIRONMENTAL COMPLIANCE

SEMCO is committed to conducting its business in an environmentally responsible manner. Wherever SEMCO operates, its employees and representatives will:

- Conduct operations in such a manner to protect the quality of the environment and in accordance with Company environmental policies, manuals, directives, and standard operating procedures, and all applicable laws and regulations.

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-    Operate safely to protect SEMCO's human, physical and financial resources and the health and well being of all affected citizens.

Functional responsibility and accountability for environmental compliance rests with each supervisor. However, each employee is responsible for working in an environmentally aware and responsible manner. If an employee is uncertain about what action to take, he or she should discuss the contemplated action with a supervisor and SEMCO's environmental administrative staff.

9.       CONFIDENTIAL INFORMATION

Employees often have access to confidential information about SEMCO's business or that of its customers, suppliers, and other business associates. An employee will not remove, disclose to any unauthorized person, or improperly use any confidential information about SEMCO's business or that of its customers, suppliers or other business associates.

10.      COMPLIANCE WITH THE SECURITIES LAWS

A.       Insider Trading

OVERVIEW

Insider trading is prohibited by both federal law and company policy. Insider trading generally involves the purchase or sale of a company's securities while in possession of material nonpublic information ("inside information") about the company. It also involves disclosing or "tipping" inside information about a company to others who purchase or sell the securities of that company. Enforcing insider trading laws is one of the Securities and Exchange Commission's top enforcement priorities; and violations can result in severe criminal and/or civil penalties.

SUMMARY OF LAW

Under federal securities laws, "insider trading" is illegal. Insider trading would occur in the following circumstances:

- A director, officer or employee of SEMCO buys or sells SEMCO's debt or equity securities while in possession of material nonpublic information concerning SEMCO, regardless of whether the information was the reason for the transaction and regardless of whether such activities are undertaken through brokers or investment managers, privately negotiated transactions, or otherwise. Buying or selling can include:

     - providing new or different instructions to buy or sell common stock in the Company's plans involving SEMCO common stock;

     - enrolling in, making cash contributions to, or directing the purchase or sale of common shares held in SEMCO's Dividend Reinvestment Plan; or

     - exercising stock options for SEMCO stock pursuant to SEMCO's stock option plans.

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-    A director, officer or employee of SEMCO discloses or provides material nonpublic information concerning SEMCO to another person to enable that person to either buy or sell SEMCO's debt or equity securities or advise others to do so.

-    A director, officer or employee of SEMCO:

     - buys or sells the debt or equity securities of another company while in possession of material nonpublic information concerning that company if that information was obtained in the official course and scope of employment with SEMCO; or

     - discloses material nonpublic information regarding another company obtained in the official course and scope of employment with SEMCO to another person to enable that person to either buy or sell the securities of that company or advise others to do so.

Information is considered "material" if it would likely affect a reasonable investor's decision to buy, sell or hold securities or would affect the market value of the securities if publicly disclosed.

Examples of material information may include:

-    dividend increases or decreases;

- earnings estimates or results, or a change in previously announced earnings estimates;

- a significant expansion or curtailment of operations or a significant increase or decline in business;

-    a stock split or stock dividend;

- a significant merger or acquisition proposal or agreement, or an agreement or proposal to sell a significant subsidiary or business, or a proposal or agreement to purchase or sell substantial assets;

-    significant new products, services or discoveries;

-    unusual or large borrowing;

-    offerings or proposals to offer debt or equity securities for sale;

-    commencement or settlement of a major claim or lawsuit;

-    liquidity problems; or .

-    significant management developments.

Information is "nonpublic" if it either has not been disclosed to the public or, if it has been disclosed, the time elapsed since disclosure has not been sufficient for investors to fully evaluate the information.

Penalties for insider trading violations are severe. They can include both of the following:

- civil penalties of up to three times the profit gained or loss avoided, injunctions, and forfeiture of profits; and/or

- criminal penalties up to $1,000,000 and/or ten years in prison for each violation.

SEMCO, as well as its officers, directors and other managers, also may be subject to monetary civil and criminal penalties for insider trading violations of SEMCO employees.

SEMCO's policy forbids any director, officer or employee from engaging in any of the activities which would violate the insider trading laws.

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GUIDELINES

General guidelines to avoid insider trading are as follows:

     - Refrain from trading in SEMCO securities (e.g. through your private stock broker or investment manager, by providing instructions to buy or sell SEMCO's stock in employee benefit plans or the dividend reinvestment plan) from the time a material development involving SEMCO is known until three trading days after it has been publicly disclosed.

     - Officers, directors and other key employees must pre-clear all transactions with the General Counsel.

     - SEC Rule 10b5-1(c) provides a rule-based defense to insider trading liability. A person will not be viewed as having traded "on the basis" of material nonpublic information if the person demonstrates that the transaction was effected pursuant to a contract, instructions or a written plan that was established before the person became aware of the information. Employees, officers and directors who desire to take advantage of this Rule should have the arrangement pre-approved by the General Counsel. Existing arrangements under company benefit plans generally fit this category.

- Do not disclose material nonpublic information concerning SEMCO to another person unless that person has a need to know the information.

- While in possession of material nonpublic information concerning another company obtained in the course and scope of your employment with SEMCO, do not:

     - trade in that company's securities until three days after the information has been publicly disclosed, or

     - disclose that information to another person unless that person has a need to know the information.

     - Finally, when in doubt, don't trade and don't provide information concerning SEMCO or another company if obtained in your position with SEMCO to any person without prior legal review and approval.

- Consider any proposed transaction "with the benefit of hindsight" (e.g., how it might look six months from now).

For more information on insider trading, or to report a suspected insider trading violation contact the General Counsel.

B.       Public Disclosure and Dealing with the Investment Community

         1. It is the policy of SEMCO to comply fully with the letter and spirit of the SEC Regulation FD (Fair Disclosure). Whenever SEMCO or someone acting on SEMCO's behalf discloses material nonpublic information to securities market professionals or holders of SEMCO's securities who may well trade on the basis of that information, SEMCO must make public disclosure of that same information simultaneously (for intentional disclosures) and promptly (for non-intentional disclosures).

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         2.       The following individuals are responsible for compiling,
                  drafting, and filing all federal Securities Act and Exchange Act reports and any other reports containing material information that are required to be filed with regulatory agencies:

                           Chief Executive Officer
                           Chief Financial Officer
                           Corporate Secretary
                           General Counsel

         3. The Chief Executive Officer, the Chief Financial Officer, the Director of Investor Relations and the General Counsel, in cooperation with Corporate Communications, are responsible for reviewing and clearing all Company press releases and other shareholder and investor communications for content, accuracy and legal compliance. The Chief Executive Officer, the Chief Financial Officer, Director of Investor Relations and General Counsel are responsible for monitoring the dissemination of press releases and other shareholder and investor communications to ensure that information which is circulating is accurate. If a release has been incorrectly quoted, it may be necessary to issue a follow-up release. Other officers of SEMCO are responsible for making the Chief Executive Officer, the Chief Financial Officer, Director of Investor Relations and General Counsel aware of any new developments which would make an earlier release misleading, so that an updated release can be disseminated promptly.

         4. The Chief Executive Officer, the Chief Financial Officer and the Director of Investor Relations are the only persons authorized to speak to members of the investment community and holders of SEMCO's securities. All requests for information from the investment community or holders of SEMCO's securities should be directed to the Director of Investor Relations.

         5. No item of material non-public information should be disclosed to or discussed with the investment community or holders of SEMCO's securities unless it has been or is then being disclosed to the public by the following means:

                  -    A press release distributed through regular channels, or

                  -    A report on Form 8-K and, where appropriate,

                  - A scheduled conference call and/or webcast to discuss the information.

         6. Conference calls and webcasts shall be held in an open manner, permitting participants to listen in either by telephonic means or through Internet webcasting. The public shall be given adequate notice of such calls. The webcast or call shall be made available for a reasonable period of time to enable persons who missed the original webcast or call to access the disclosures made therein.

         7. If it is expected that any material non-public information will be disclosed in meetings with the investment community, a press release should be prepared in advance and released prior to the meeting. If material non-public information is disclosed inadvertently at a meeting, a press release should be issued as soon thereafter as reasonably practicable, but in no event after the later of 24 hours or the commencement of the next day's trading on the New York Stock Exchange.

         8. Copies of speeches to be given to the investment community should be prepared in advance and reviewed by the Chief Executive Officer, the Chief Financial Officer, Director of Investor Relations and General Counsel.

         9. The Company has the responsibility to send promptly copies of press releases to the New York Stock Exchange.

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         10.      The Director of Investor Relations and the Chief Financial
                  Officer's organization should maintain appropriate records which identify requests for information, including the date of the request, the circumstances of such request, the response given, and the individual to whom the information was provided , particularly if such information is requested by analysts or members of the financial community.

         11. Unless SEMCO contributed (directly or indirectly) to the dissemination of a rumor or is closely associated with the individual who did, SEMCO may decide not to respond to rumors. If rumors or unusual market activity indicate that a leak has occurred, an announcement may be required. If rumors are false or inaccurate, they should be promptly denied or clarified. Where not misleading, SEMCO may take the position that it never comments on rumors.

         12. In deciding whether to disclose information, the following factors, among others, should be considered:

                  -    The significance of the information;

                  - Whether there is a good faith business reason for non-disclosure;

                  - Whether the facts are in a state of flux and, therefore, make meaningful disclosure premature;

                  - Whether the information relates to information previously released; and

                  - The presence of rumors and unusual market activity in SEMCO's stock.

                  - Public disclosure should be considered for the following subjects:

                  -    Proposed significant mergers and acquisitions;

                  -    Changes in dividend policy;

                  -    Determination of earnings;

                  -    Acquisition or loss of a significant contract;

                  -    Major management changes;

                  -    A significant change in capital investment plans;

                  - Incurrence of significant debt or sale of significant amounts of securities;

                  -    Significant regulatory developments;

                  -    Pending significant litigation or investigations; and

                  -    The marketing of significant new products or services.

         13. SEMCO will comply with New York Stock Exchange rules regarding disclosure.

         14. SEMCO should constantly monitor the market for signs that SEMCO's stock is the subject of unusual trading activity as one means of determining if material non-public information has been leaked.

         15. SEMCO should correct prior statements made by it that are still "alive" and have become misleading by virtue of the passage of time or the occurrence of subsequent events.

         16. Projections of earnings or guidance should not be given without advice from counsel. Responses to others' projections should be handled in a similar manner. Discussions regarding earnings forecasts should take place only during calls or meetings to which the public is invited. In all such discussions, the participants should be referred to Company filings containing cautionary language regarding forward looking statements.

         17. Discussion of sensitive information and issues should be confined as much as reasonably practicable to top management and, in some cases, confidential advisors. These individuals should be informed that they should not trade in SEMCO's stock unless otherwise advised by SEMCO or until such information is made public. If material non-

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                  public information must necessarily be disclosed to outsiders
                  (consultants, investment bankers, etc.) appropriate confidential disclosure agreements first should be obtained.

         18. SEMCO should be prepared to make prompt disclosure in the event material non-public information is leaked.

         19. SEMCO's policy is to comply fully with the Disclosure Controls and related requirements of the Sarbanes-Oxley Act.

11.      CAMPAIGN CONTRIBUTIONS

CONTRIBUTIONS: United States federal law prohibits SEMCO from making contributions of Company funds, goods, or services to candidates for, or holders of, federal offices. It is the policy of SEMCO to comply strictly with this law. Contributions may be permitted by law in some states for some state and local activities. Company policy prohibits all such contributions for any purpose, to any office seeker or officeholder anywhere, unless permitted by law. This also applies to Company support of campaign committees and political parties.

EMPLOYEE POLITICAL PARTICIPATION: On the other hand, SEMCO encourages political participation by each of its employees, including contributions to campaigns of any candidates employees choose. While encouraging such contributions, SEMCO will not, under any circumstances, reimburse employees for political contributions or expenses.

POLITICAL ACTION COMMITTEES: Existing federal and state laws permit SEMCO to sponsor political action committees ("PACs"). At the present time SEMCO has established SEMPAC, a Michigan PAC. The membership of that committee is voluntary. This committee is administered in strict conformance with the law. Those who choose to participate contribute personal money to SEMPAC. SEMPAC contributes this money to candidates who appear to support SEMCO's strategic plan and core values. Contributions to office holders are made without regard to political affiliation.

12.      USE OF COMPUTER SOFTWARE AND COPYRIGHT LAWS

Much of the computer software used at SEMCO was created by outside companies. In most cases, software created by these outside companies is not owned by SEMCO but rather is licensed to SEMCO. Most of these license agreements restrict the copying and use of the software. Copyright laws also restrict the ability of SEMCO personnel to copy or reproduce copyright materials, including computer software. It is against SEMCO policy to copy or use software or other copyrighted materials or publications in violation of applicable license agreements or copyright laws.

13.      CORPORATE GOVERNANCE; AUDIT COMMITTEE

The directors and officers of SEMCO Energy, Inc. are committed to the highest standards of corporate governance. This includes, without limitation, compliance with

-    NYSE Listing Standards

-    The requirements of the Sarbanes-Oxley Act

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-    The regulations of the SEC

- Accounting and auditing standards, financial disclosure requirements and Disclosure Controls.

Consistent with the requirements of the Sarbanes-Oxley Act, employees are encouraged to report to the Audit Committee any complaints they may have concerning questionable accounting or auditing matters. The procedures for this reporting are these:

         1. Report the matter to your immediate supervisor or to a Compliance Officer, with a request that such person report back to you when the complaint has been forwarded to the Audit Committee; or

         2.       Use the company's Hotline.

As with other reports of non-compliance with this Code, employees may make such reports without fear of retaliation, reprisal or prejudice. The Company has a zero-tolerance policy in this regard. Complaints regarding any violation of this policy should be brought to the attention of the appropriate Compliance Officer.

14.      MONITORING COMPLIANCE

SEMCO requires all of its employees and representatives to read and observe this Code. The importance of this Code cannot be overstated, because its observance or lack of observance will determine how SEMCO and its employees and representatives are judged by stockholders, customers, suppliers, the communities SEMCO serves and the governmental agencies and officials which have jurisdiction over its business.

Therefore, SEMCO has taken the following steps to ensure that this Code is applied in practice as an integral part of managing its business:

- All current employees and newly hired employees will receive a copy of this Code and each must review it.

- At least annually, all supervisory personnel are responsible for making sure that their employees review this Code and that it is being followed.

Should an employee become aware of a violation of this Code, he or she should immediately notify his or her supervisor. If for any reason an employee would prefer to discuss the situation with someone else, he or she should feel free to contact the appropriate Compliance Officer, a Company executive, or SEMCO's General Counsel. In addition, a company "Hotline" is available for this purpose.

Every employee's cooperation is required in assuring that instances of violations of the Code are called to the attention of SEMCO's management. Employees who make such reports can do so without fear of retaliation, reprisal or prejudice. Consistent with SEMCO's obligations under the law and the enforcement process, management will, if requested, keep confidential the identity of the employee making the report. Similarly, management will, if requested, keep confidential the identity of the individual against whom a violation of this Code is alleged, consistent with applicable law and sound business practice.

If, after investigation, a violation of this Code is found to have occurred, appropriate disciplinary action, up to and including, if deemed appropriate, dismissal, will be taken with respect to the individual or

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

individuals involved in the violation, subject to any applicable collective bargaining agreement. Violation of this Code is considered by SEMCO to constitute personal misconduct.

To avoid inadvertent violations, employees are encouraged to ask questions when there is uncertainty as to whether or not some act or conduct complies with this Code. In order to encourage openness of communication, employees may choose to discuss the matter with their supervisor, or the appropriate Compliance Officer or corporate officer or use the "Hotline."

Compliance Officers

THE COMPANY'S COMPLIANCE OFFICERS ARE:

Chief Compliance Officer, General Counsel

Chief Financial Officer

Vice President, Human Resources

Corporate Secretary

President, Aretech

President, SEMCO Energy Gas Company

President, the Construction Businesses Segment

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

Appendix A

                               SEMCO ENERGY, INC.

                                ANTITRUST POLICY

Antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as "unfair methods of competition" and agreements "in restraint of trade." Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition.

                      COMPETITIVE PRACTICES/ANTITRUST LAWS

The Company competes vigorously, but fairly. As we expand our business, all employees must be aware of the applicable antitrust laws and the statutory restraints on competitive practices. These laws, which at the federal level include the Sherman, the Clayton, the Robinson-Patman and the Federal Trade Commission acts, all seek to advance and maintain the free enterprise system, which the Company endorses. Price fixing, restrictive agreements, boycotts, tying arrangements, exclusive or reciprocal dealings, monopolization, price inducements and discriminatory allowances are almost always illegal. Employees should scrupulously avoid any conduct which may be construed as a violation of the antitrust laws. Violation of the antitrust laws can subject both the Company and individual employees to criminal as well as civil liability. For willful civil violations, triple damages can be assessed. Foreign sales and the conduct of our business in foreign countries also require compliance with their business competition laws.

Below is a general guide to compliance with the federal antitrust laws. The General Counsel should always be consulted before engaging in any business practice that may involve antitrust implications. These laws are not always clear, and court interpretation and regulatory enforcement frequently change.

                         RELATIONSHIPS WITH COMPETITORS

DISCUSSIONS WITH COMPETITORS.

You may never, except where specifically authorized by the government or by an approved cooperative business agreement (e.g. joint venture; teaming agreement), discuss (directly or indirectly) with a competitor, any of the following information not already in the public domain:

-    Prices;

-    Costs;

-    Profits;

-    Product or service offerings;

-    Terms and conditions of sale or service;

-    Facilities or capabilities;

-    Sales volume;

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

-    Market share;

-    Decisions to quote or bid or not to quote or bid;

-    Customer or supplier classification, allocation or selection;

-    Sales territories; or

-    Potential acquisitions

MEETINGS WITH COMPETITORS; PROFESSIONAL SOCIETIES AND TRADE ASSOCIATIONS.

Meetings with competitors are troublesome because they too often give appearance of impropriety. However, in the ordinary conduct of business, contact with competitors can be expected to occur and, when properly controlled, is acceptable in carrying out lawful business activities. To avoid any appearance of impropriety, you should avoid meeting with a competitor outside of a controlled environment. A hotel room, a bar, on a golf course or other informal meeting places are not considered controlled environments.

- Contact with competitors in an uncontrolled environment cannot always be avoided (e.g., when entering or leaving the office of a customer). When chance meetings occur, limit conversations to the exchange of mere pleasantries. Avoid business talk.

- Attending trade shows, trade association meetings or professional gatherings which employees of competitors also attend is both legal and acceptable to further legitimate business interests. Since such meetings may be treated with suspicion by some, including the U.S. Department of Justice, and may imply that collusive activities occur, thus violating the antitrust laws, your membership in trade associations or participation in their meetings should be carefully considered. In general, participation should be limited to nationally recognized trade associations that have professional staffs knowledgeable of the antitrust issues facing such associations.

- The content of and discussions at meetings in which competitors are in attendance should be carefully controlled by adhering to a prescribed meeting agenda and maintaining minutes recording the activity conducted at the meeting. You should never discuss Company business except as it may relate to the specific issues addressed on the meeting agenda. If a competitor brings up business topics of a prohibited nature, the dialogue should be cut short by a reminder to the competitor that it is strict Company policy not to discuss such topics. If the competitor persists with such activity, you and any other employees of the Company also in attendance must leave the meeting immediately in such a manner as to draw the attention of others in attendance to your departure. You should report any such incident to the General Counsel.

SELLING TO COMPETITORS

Although it is permissible to do business with a competitor who is also a customer or supplier, such relationships have many legal pitfalls that must be reviewed carefully. Doing business with a competitor is permissible so long as there is no action taken, conscious or otherwise, that has the appearance of, or can be construed by another, as being collusive. You are permitted to communicate with or meet with competitors in controlled situations so long as the communications and meetings are relevant and appropriate to a bona fide prospective or existing buyer-seller relationship. You should seek advance advice of the General Counsel with regard to these special situations. When the Company is both buying from and selling to the same customer/supplier, our management should take steps to avoid violations such as reciprocal dealings. One way to reduce this risk is to restrict communications between Company people who are buying from and those who are selling to the same customer/supplier.

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

UNFAIR COMPETITION AGAINST COMPETITORS

You must avoid actions taken against a competitor that are unethical or which constitute unfair competition. The following illustrates some common forms of unfair competition:

- When selling to a customer, or dealing with a supplier, if they have a firm contract commitment with a competitor, action by us to induce them to break their contract would be unfair competition and could be construed as unlawful interference with contractual relations.

- Stealing or misappropriating a competitor's confidential information (e.g., through industrial espionage, hiring away a competitor's personnel to disclose such information, obtaining such information without consent of a competitor) is unfair competition (such conduct can also be grounds for civil or criminal actions against the Company and/or its employees).

- Destroying a competitor's literature, harassing it by fictitious inquiries, coercing or intimidating its suppliers or passing off its products and services as the products and services of some other firm are unfair competition.

DECEPTIVE TRADE PRACTICES

Statements made by employees regarding the capabilities of the Company's products or services, either verbally or in advertising brochures and literature describing our products or services must be accurate and complete, with disclosure of relevant information that keeps such statements from being misleading. Always be guided by the fact that the Company is bound by the claims we make about our products and services. All statements must be true and within the bounds of good taste and must be backed by documentation of the claims of superiority to the products or services of competitors. Although factual comparisons of the Company's products with a competitor's products are perfectly permissible, it is unlawful and against Company policy to make false remarks about competitors, their products or services.

RELATIONSHIPS WITH SUPPLIERS

Supplier relationships are valuable and must be protected. When dealing with suppliers, certain activities must be avoided for both ethical and legal reasons. You should not have any relationship with a supplier, financial or otherwise, which has the appearance of, or may cause, a conflict of interest or other impropriety. When dealing with suppliers, it is important to obtain the best possible (but lawful) price, terms and conditions. For example, you may bargain diligently with respect to price, but you may not lie about receiving a more favorable price or terms from another supplier.

- You should not attempt to develop any business relationships through reciprocity. (Reciprocity is the use of our buying leverage to induce others to buy Company products or services.) It is legal to sell to a supplier so long as the supplier is not compelled to deal with us because of our buying leverage. To avoid the appearance of reciprocity, it is best that marketing and purchasing personnel not trade information as to who is buying from and who is selling to the Company. If you are approached by either a supplier or a customer concerning any form of reciprocal agreements, you should inform the General Counsel.

- Care must be taken about agreements obligating us not to buy from another. Such boycott activity may be unlawful.

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

RELATIONSHIPS WITH CUSTOMERS

The Company's customer relationships are valuable and all dealings with customers must be carried out fairly, ethically and legally. Activities such as the following are not only unfair and unethical, but illegal:

- It is unlawful for you to tie the sale or lease of one Company product or service as a condition to the sale or lease of another Company product or service. Forbidden tying arrangements also extend to service and warranty arrangements.

- To avoid the appearance of any reciprocity between the Company and a customer, whenever a customer-supplier relationship may exist, do not negotiate with a customer by reference to the Company's past or expected future purchases from such customer/supplier.

- Although the law permits the Company to do business with anyone it chooses, the right to refuse to deal with a current or potential customer is not without limitations. The Company may refuse to deal with any customer when such decision has been made unilaterally and not in furtherance of any anti-competitive activity. Any refusal to deal with a customer after consultation with other customers may be an illegal boycott. Although the problems inherent with the refusal to deal with new customers are not severe, you should consult the General Counsel when terminating an existing relationship with a customer of any size.

- Avoid exclusive dealing arrangements which could suggest that the Company is prohibited or restraining a customer from buying or handling competitive products or services.

- You may not charge different prices to competing customers purchasing a product or service of like grade and quality where the effect of such price discrimination may be to lessen substantially or injure competition. You may not grant a promotional allowance, service or facility to one customer upon terms not accorded to all competing customers on substantially equal terms. The issues of price discrimination are complex and all questions with respect to the pricing of products must be reviewed with the General Counsel before implementation;

- You should not price below cost. This may be construed as predatory pricing, an antitrust violation.

- You may not pay any brokerage fees or commissions to any customer or to any agent or intermediary controlled by the customer. Brokerage fees or commissions may be paid only to an independent agent providing a beneficial service for a customer.

Certain acts you commit under the antitrust laws are completely indefensible no matter how good a reason may have existed when the violation was committed. These indefensible acts are known as "per se" violations; they include the following prohibited conduct:

     Price Fixing - any agreement or understanding between competitors with respect to raising, lowering or stabilizing prices. Any agreement or understanding between a supplier and its customers as to the price at which the customers may resell the goods or services purchased from the supplier also constitutes price fixing.

     Limitation of Supply - any agreement or understanding between competitors to restrict the volume of goods or services they will produce or make available for sale.

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

     Allocation of Business - any agreement or understanding that a competitor will confine its business to a different geographical area, to a different line of business or to different customers or classes of customers.

     Boycott - any agreement or understanding between a supplier and a customer or between a customer and its supplier that they will not sell to, or purchase from, particular outsiders.

     Tying - any arrangement whereby a seller compels the buyer of a product to buy a different one (the tied product) from the seller.

The application of these principles to our lines of business are different, compared to manufacturers of goods. However, the construction businesses, the information technology businesses and the utility businesses do pose potential antitrust problems.

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